Exhibit 99.1

NEWS RELEASE

CONTACT:	Gary S. Maier Maier & Company, Inc. (310) 442-9852
MOTORCAR PARTS OF AMERICA RENEWS MULTI-YEAR SUPPLY CONTRACT
WITH AUTOMOTIVE RETAILER
          LOS ANGELES, CA — January 11, 2010 — Motorcar Parts of America, Inc. (Nasdaq:MPAA) today announced it has signed a ten-year renewal of a primary supplier contract for remanufactured alternators and starters with a major automotive retailer. Financial terms were not disclosed.
          “This supply agreement secures an important business relationship with a long-time customer and enables both of our organizations to benefit from anticipated increasing replacement rates due to an aging vehicle population,” said Selwyn Joffe, chairman, president and chief executive officer of Motorcar Parts of America, Inc.
About Motorcar Parts of America
          Motorcar Parts of America, Inc. is a remanufacturer of alternators and starters utilized in imported and domestic passenger vehicles, light trucks and heavy duty applications. Its products are sold to automotive retail outlets and the professional repair market throughout the United States and Canada, with remanufacturing facilities located in California, Mexico and Malaysia, and administrative offices located in California, Tennessee, Mexico, Singapore and Malaysia. Additional information is available at www.motorcarparts.com.
          The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements. The statements contained in this press release that are not historical facts are forward-looking statements based on the company’s current expectations and beliefs concerning future developments and their potential effects on the company, including expected sales from this multi-year contract extension and the benefits derived from an aging vehicle population. These forward-looking statements involve significant risks and uncertainties (some of which are beyond the control of the company) and are subject to change based upon various factor. Reference is also made to the Risk Factors set forth in the company’s Form 10-K Annual Report filed with the Securities and Exchange Commission (SEC)in June 2009 and in its Form 10-Qs filed with the SEC thereafter for additional risks and uncertainties facing the company. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as the result of new information, future events or otherwise.
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Tribecca Plaza ● 12233 West Olympic Boulevard Suite 258 ● Los Angeles, California 90064
telephone 310.442.9852
facsimile  310.442.9855